EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-119198, 333-121004, 333-122433 and 333-122693) and in the Registration Statement on Form S-8 (No. 333-113889) of our reports dated March 15, 2005 with respect to the consolidated financial statements of Apollo Gold Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Apollo Gold Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
Vancouver, British Columbia
March 15, 2005